Exhibit 23.7
Consent of Independent Registered Public Accounting Firm
The Board of Directors of the General Partner
BioMed Realty, L.P.:
We consent to the use of our report dated August 20, 2010, with respect to the consolidated balance sheets of BioMed Realty, L.P. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, equity, comprehensive income/(loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule III, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report with respect to the consolidated financial statements and related financial statement schedule III makes reference to BioMed Realty, L.P. and subsidiaries changing its method of accounting for noncontrolling interests, exchangeable senior notes, and earnings per unit due to the adoption of FASB Accounting Standard 160, Noncontrolling Interests in Consolidated Financial Statements, FASB Staff Position 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), and FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, respectively, (included in FASB ASC Topics 805, Business Combinations, 470 Debt, and 260 Earnings per Share, respectively) as of January 1, 2009.
/s/ KPMG LLP
San Diego, California
November 15, 2010